Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

1.     Lotus Technologies, Inc. -- California

2.     Intevac Foreign Sales Corporation -- Barbados

3.     Intevac Asia Private Limited -- Singapore

4.     Intevac Malaysia Sdn Bhd - Malaysia

5.     IRPC, Inc. -- California